Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements: Forms S-3 No. 333-225755 and Form S-8 No. 333-232668 pertaining to the Equity Commonwealth 2015 Omnibus Incentive Plan; of our reports dated February 11, 2021, with respect to the consolidated financial statements and schedule of Equity Commonwealth and the effectiveness of internal control over financial reporting of Equity Commonwealth included in this Annual Report (Form 10-K) of Equity Commonwealth for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Chicago, Illinois
February 11, 2021